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                                                                     EXHIBIT 3.1

Exhibit 3.1 - Amended and Restated Articles of Incorporation

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                            INTRANET SOLUTIONS, INC.

                                   ARTICLE I.

The name of this Corporation shall be IntraNet Solutions, Inc. (the "Corporation").

                                   ARTICLE II.

The registered office of the Corporation in Minnesota shall be: 7777 Golden Triangle Drive, Eden Prairie, Minnesota 55344.

                                  ARTICLE III.

A. The aggregate number of shares that this Corporation has authority to issue is one hundred million (100,000,000). The shares shall be classified in two classes, consisting of ten million (10,000,000) shares of Preferred Stock of the par value of $.01 per share and ninety million (90,000,000) shares of Common Stock of the par value of $.01 per share. The Board of Directors is authorized to establish one or more series of Preferred Stock, setting forth the designation of each such series, and fixing the relative rights and preferences of each such series.

B. The Board of Directors shall also have the authority to issue rights to convert any of the Corporation's securities into shares of stock of any class or classes, the authority to issue options to purchase or subscribe for shares of stock of any class or classes, and the authority to issue share purchase or subscription warrants or any other evidence of such option rights which set forth the terms, provisions and conditions thereof, including the price or prices at which such shares may be subscribed for or purchased. Such options, warrants and rights may be transferable or nontransferable and separable or inseparable from other securities of the Corporation. The Board of Directors is authorized to fix the terms, provisions and conditions of such options, warrants and rights, including the conversion basis or bases and the option price or prices at which shares may be subscribed for or purchased.

                                   ARTICLE IV.

Shares of the Corporation acquired by the Corporation shall become authorized but unissued shares and may be reissued as provided in these Articles of Incorporation.

                                   ARTICLE V.

No shareholder of this Corporation shall have any cumulative voting rights.

                                   ARTICLE VI.

No shareholder of this Corporation shall have any preemptive rights by virtue of
Section 302A.413 of the Minnesota Statutes (or similar provisions of future law) to subscribe for, purchase or acquire any shares of the Corporation of any class, whether unissued or now or hereafter authorized, or any obligations or other securities convertible into or exchangeable for any such shares.




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                                  ARTICLE VII.

Any action required or permitted to be taken at a meeting of the Board of this Corporation may be taken by written action signed by the number of directors that would be required to take such action at a meeting of the Board of Directors at which all directors are present.

                                  ARTICLE VIII.

No director of this Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article shall not eliminate or limit the liability of a director to the extent provided by applicable law:
(i) for any breach of the director's duty of loyalty to the Corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 302A.559 or 80A.23 of the Minnesota Statutes, as amended; (iv) for any transaction from which the director derived an improper personal benefit; or (v) for any act or omission occurring prior to the effective date of this Article. If the Minnesota Business Corporation Act hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation in addition to the limitation and elimination of personal liability provided herein, shall be eliminated or limited to the fullest extent permitted by the Minnesota Business Corporation Act, as so amended. No amendment to or repeal of this Article VIII shall apply to, or have any effect on, the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                                   ARTICLE IX.

The Corporation shall indemnify to the fullest extent permissible under the provisions of Chapter 302A of the Minnesota Statutes, as amended, (as now or hereafter in effect) any person made or threatened to be made a party to or witness in any threatened, pending, or completed civil, criminal, administrative, arbitration, or investigative proceeding, including a proceeding by or in the right of the Corporation by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation, or by reason of the fact that such director or officer, while a director or officer of the Corporation, is or was serving at the request of the Corporation, or whose duties in that position involved service as a director, officer, partner, trustee or agent of another organization or employee benefit plan, against all judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements. Nothing contained herein shall affect any rights to indemnification to which employees or agents of the Corporation other than directors and officers may be entitled under the provisions of Chapter 302A of the Minnesota Statutes, as amended. Any repeal or modification of this Article IX shall be prospective only, and shall not adversely affect any right to indemnification or protection of a director or officer of the Corporation existing at the time of such repeal or modification. No amendment to or repeal of this Article shall apply to or have any effect on the liability of or alleged liability of any director or the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                                   ARTICLE X.

The shareholders of this Corporation may, by a majority vote of all shares issued, outstanding and entitled to vote:

         1. Authorize the Board of Directors to sell, lease, exchange or otherwise dispose of all, or substantially all, of its property and assets, including its goodwill, upon such terms and conditions and for such consideration, which may be money, shares, bonds, or other instruments for the payment of money or other property, as the Board of Directors deems expedient and in the best interests of the Corporation;

         2. Amend the Articles of Incorporation of this Corporation for any reasons or lawful purpose, and in the event that any such amendment adversely affects the rights of holders of shares of such different classes, the affirmative vote of a majority of each such class shall be sufficient to adopt the amendment; and

         3. Adopt and approve an agreement of merger or consolidation presented to them by the Board of Directors.